Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REDUCES THIRD QUARTER EARNINGS ESTIMATE

Bentonville, Arkansas (February 11, 2004) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced it is lowering its earnings expectations for the third fiscal quarter ended January 31, 2004 to $.34 to $.37 per diluted share from a previous projection of $.47 per diluted share.  The downward revision is principally due to higher charge-offs and a related increase in its allowance for loan losses, and slightly lower sales than expected.

“During the third quarter, charge-offs increased to approximately $8.5 million, or about 22% of sales,” said T. J. (“Skip”) Falgout, III, the Company’s Chief Executive Officer.  “The increase in charge-offs prompted us to increase our allowance for loan losses by 70 basis points from 18.65% to 19.35% of finance receivable principal balances.  For the quarter, credit losses as a percentage of sales were approximately 25%.  The higher level of charge-offs was largely the result of our decision to improve the quality of our portfolio by dealing more aggressively with slow paying customers.  As a result of these efforts, accounts more than 30 days past due decreased by approximately $800,000 at January 31, 2004 as compared to the end of our second fiscal quarter (October 31st).  On a percentage basis, accounts over 30 days past due were 4.5% at January 31, 2004, as compared to 5.2% at October 31, 2003, and 5.2% at January 31, 2003.  We expect to further reduce our over 30 day delinquency percentage by fiscal year end (April 30).”

“About ten months ago, we made the decision to purchase more lower-priced vehicles with the goal to purchase better vehicles for less money,” said Falgout.  “On a percentage basis, lower-priced vehicles have higher gross margins, and are more “affordable” for our customers.  We believe we were successful in purchasing better vehicles at a lower cost, however, as a result of this decision, growth in our average retail sales price has slowed from 4% in Fiscal 2003 to 2% in the first six months of Fiscal 2004.  For the third quarter of Fiscal 2004, our average retail sales price actually decreased by about 3% in comparison to the same period in the prior fiscal year.  Thus, while gross margins on a percentage basis have improved over the prior year, our revenue growth has been negatively impacted by the decline in our average retail sales price.  Also, our historical credit loss data indicates that loans on our lower priced vehicles have higher than normal charge-off experience than loans on higher priced vehicles.  As a result of these two factors (higher credit loss experience and negative impact on revenue growth), we have recently decided to substantially reduce the purchase and sale of lower priced vehicles.  We expect this decision will have a positive impact on credit losses and revenue growth in the future.  Separately, in December 2003 as a result of improvements in our purchasing area, we made the decision to increase prices on the majority of vehicles we sell.”

Future Outlook

“For the fourth quarter ending April 30, 2004, we are adjusting our earnings guidance to a range of $.54 to $.56 per diluted share from a previous projection of $.56,” stated Falgout.  “While we anticipate that credit losses in the fourth quarter will be higher than normal, we also expect our gross profit percentage to increase as a result of the price increase that went into effect in late December, 2003.  As a result of the revised guidance on our third and fourth quarters of Fiscal 2004, we now expect earnings for the full fiscal year (ended April 30) to be in the range of $1.91 to $1.96 per diluted share.”

“We expect to open at least two more stores in the fourth quarter of this fiscal year, in Lufkin and Mt. Pleasant, Texas, and for Fiscal Year 2005, we are planning on opening eight stores, with about half of these new stores in Texas,” said Falgout.  “We believe credit losses in Fiscal Year 2005 will return to a lower level of approximately

19% to 19.5% of sales on an annual basis.  Earnings guidance for Fiscal Year 2005 will be provided in late April 2004.”

Schedule of Earnings Release and Conference Call

The Company will release financial results for its fiscal 2004 third quarter, ended January 31, 2004, on Tuesday, March 2, 2004 at 7:30 A.M. (Eastern).  Senior management will hold a conference call at 11:00 A.M. (Eastern).

A live audio of the call will be accessible to the public by calling 800-803-5662 (international 706-643-1542). Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687 (domestic) or 706-645-6291 (international), Conference ID 5524344.

About America’s Car-Mart

America’s Car-Mart operates 68 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts, credit losses, delinquency percentages and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings, credit losses, delinquency percentages and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003 and its current and quarterly reports filed with the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T.J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423
or
J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109